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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                                 EXELIXIS, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    30161Q104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

              / /  Rule 13d-1(b)
              / /  Rule 13d-1(c)
              /X/  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                    Page 2 of 18
CUSIP NO. 30161Q104
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas Venture Fund II, L.P.
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                               (a) / /

                                                               (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,718,736 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                3,718,736 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,718,736 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

                                                                    Page 3 of 18
CUSIP NO. 30161Q104
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas Venture Associates II, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,718,736 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                3,718,736 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,718,736 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

                                                                    Page 4 of 18
CUSIP NO. 30161Q104
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Christopher J. Spray
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United Kingdom
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,481,296 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,481,296 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,481,296 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

                                                                    Page 5 of 18
CUSIP NO. 30161Q104
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Barry Fidelman
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,481,296  shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,481,296 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,481,296 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

                                                                    Page 6 of 18
CUSIP NO. 30161Q104
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Jean-Francois Formela
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        France
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                19,417 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,481,296 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 19,417 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                2,481,296 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,500,713 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.6%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

                                                                    Page 7 of 18
CUSIP NO. 30161Q104
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas Venture Europe Fund B.V.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        The Netherlands
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,718,736 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                3,718,736 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,718,736 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO
--------------------------------------------------------------------------------

                                                                    Page 8 of 18
CUSIP NO. 30161Q104
--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Atlas InvesteringsGroep N.V.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a) / /

                                                              (b) / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        The Netherlands
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
       NUMBER OF           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                3,718,736 shares
                           -----------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                 0 shares
                           -----------------------------------------------------
         WITH:             8    SHARED DISPOSITIVE POWER

                                3,718,736 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,718,736 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO
--------------------------------------------------------------------------------

                                  Schedule 13G

Item 1(a).        Name of Issuer:  Exelixis, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  170 Harbor Way, P.O. Box 511, South San Francisco, CA 94083.

Item 2(a). Names of Persons Filing: Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Christopher J. Spray, Barry Fidelman, Jean-Francois Formela, Atlas Venture Europe Fund B.V. and Atlas InvesteringsGroep N.V.

                  Atlas Venture Associates II, L.P. is the sole general partner of Atlas Venture Fund II, L.P. Messrs. Spray, Fidelman and Formela are the individual general partners of Atlas Venture Associates II, L.P. Atlas InvesteringsGroep N.V. is the sole shareholder of Atlas Venture Europe Fund B.V.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  The address of the principal business office of Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P. and Messrs. Spray, Fidelman and Formela is Atlas Venture, 222 Berkeley Street, Boston, Massachusetts 02116. The address of the principal business office of Atlas Venture Europe Fund B.V. and Atlas InvesteringsGroep N.V. is Atlas InvesteringsGroep N.V., Leevwenveldesweg 16, 1382 LX Weesp, The Netherlands.

Item 2(c). Citizenship: Atlas Venture Fund II, L.P. and Atlas Venture Associates II, L.P. are each a limited partnership organized under the laws of the State of Delaware. Mr. Fidelman is a citizen of the United States. Mr. Spray is a citizen of the United Kingdom. Mr. Formela is a citizen of France. Atlas Venture Europe Fund B.V. and Atlas InvesteringsGroep N.V. are each a corporation organized under the laws of The Netherlands.

Item 2(d).        Title of Class of Securities:  Common Stock, $.001 par value.

Item 2(e).        CUSIP Number:  30161Q104.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  Each of Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Europe Fund B.V. and Atlas InvesteringsGroep N.V. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 3,718,736 shares of Common Stock as of December 31, 2000. Each of Messrs. Spray and Fidelman may be deemed to own beneficially 2,481,296 shares of

                  Common Stock as of December 31, 2000. Mr. Formela may be deemed to own beneficially 2,500,713 shares (including 16,500 shares and an option exercisable for 2,917 shares) of Common Stock as of December 31, 2000.

                  As of December 31, 2000, Atlas Venture Fund II, L.P. is the record owner of 2,481,296 shares of Common Stock and Atlas Venture Europe Fund B.V. is the record owner of 1,237,440 shares of Common Stock (referred to as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 3,718,736 shares of Common Stock. In their capacities as individual general partners of Atlas Venture Associates II, L.P., each of Messrs. Spray and Fidelman may be deemed to own beneficially 2,481,296 shares of Common Stock. Mr. Formela may be deemed to own beneficially 2,500,713 shares (including 16,500 shares and an option exercisable for 2,917 shares) of Common Stock.

         (b)      Percent of Class:

                  Atlas Venture Fund II, L.P.                    8.3%
                  Atlas Venture Associates II, L.P.              8.3%
                  Christopher J. Spray                           5.5%
                  Barry Fidelman                                 5.5%
                  Jean-Francois Formela                          5.6%
                  Atlas Venture Europe Fund B.V.                 8.3%
                  Atlas InvesteringsGroep N.V.                   8.3%

         The foregoing percentages are calculated based on the 44,991,779 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for Exelixis, Inc. for the Quarter Ended September 30, 2000, as adjusted pursuant to Rule 13d-3(d)(1).

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:


                           Jean-Francois Formela                     19,417 shares

                           0 shares as to each other reporting person.

                  (ii)     shared power to vote or to direct the vote:

                          Atlas Venture Fund II, L.P.              3,718,736 shares
                          Atlas Venture Associates II, L.P.        3,718,736 shares
                          Christopher J. Spray                     2,481,296 shares
                          Barry Fidelman                           2,481,296 shares
                          Jean-Francois Formela                    2,481,296 shares
                          Atlas Venture Europe Fund B.V.           3,718,736 shares
                          Atlas InvesteringsGroep N.V.             3,718,736 shares

                  (iii) sole power to dispose or to direct the disposition of:

                           Jean-Francois Formela                     19,417 shares

                           0 shares as to each other reporting person.

                  (iv)     shared power to dispose or to direct the disposition
                            of:

                          Atlas Venture Fund II, L.P.              3,718,736 shares
                          Atlas Venture Associates II, L.P.        3,718,736 shares
                          Christopher J. Spray                     2,481,296 shares
                          Barry Fidelman                           2,481,296 shares
                          Jean-Francois Formela                    2,481,796 shares
                          Atlas Venture Europe Fund B.V.           3,718,736 shares
                          Atlas InvesteringsGroep N.V.             3,718,736 shares

         Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Exelixis, Inc., except in the case of
         (i) Atlas Venture Fund II, L.P. for the 2,481,296 shares which it holds of record; (ii) Atlas Venture Europe Fund B.V. for the 1,237,440 shares which it holds of record and (iii) Jean-Francois Formela for the 19,417 shares which he holds of record.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certifications.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 13, 2001

ATLAS VENTURE FUND II, L.P.                     ATLAS VENTURE EUROPE FUND B.V.

By: Atlas Venture Associates II, L.P.           By: Atlas InvesteringsGroep N.V.

       By:            *                                By:          *
            ----------------------                          --------------------
            Christopher J. Spray,                           Hans Bosman,
            General Partner                                 Managing Director

ATLAS VENTURE ASSOCIATES II, L.P.               ATLAS INVESTERINGSGROEP N.V.

By:                *                            By:               *
    -------------------------------                  ---------------------------
     Christopher J. Spray,                           Hans Bosman,
     General Partner                                 Managing Director


                 *
-----------------------------------
Christopher J. Spray


                 *
-----------------------------------
Barry Fidelman


                 *
-----------------------------------
Jean-Francois Formela


* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.

     /s/ Jeanne Larkin Henry
     ----------------------------------
     Jeanne Larkin Henry
     Attorney-in-fact